Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3
Name of Fund:
Goldman Sachs Real Estate Securities Fund
Name of Underwriter or Dealer Purchased From:
Barclays Capital, Inc.

Names of Underwriting Syndicate Members:
Goldman, Sachs & Co.
Barclays Capital, Inc.
BNY Mellon Capital Markets, LLC
Deutsche Securities, Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith, Inc.
PNC Capital Markets, LLC
Suntrust Robinson Humphrey, Inc.
UBS Securities, LLC
Wells Fargo Securities, LLC
Name of Issuer:
AvalonBay Communities, Inc.

Title of Security:
Avalonbay Communities, Inc.

Date of First Offering:
11/29/2012
Dollar Amount Purchased:
2,171,910.00

Number of Shares or Par Value of Bonds Purchased:
16,707.00

Price Per Unit:
130.00

Resolution Approved:
Approved at the February 12, 2013 Board Meeting.*




* Resolution adopted at the Meeting of the Board of Trustees on February 12, 2013:

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. (GSAM) to the Trustees, all purchases made during the calendar quarter ended December 31, 2012 by the Trust on behalf of its Funds of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.